EXHIBIT 4.4

THIRD AMENDMENT

TO THE

EQT CORPORATION
EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2015)

This Third Amendment (the “Third Amendment”) to the EQT Corporation Employee Savings Plan (As Amended and Restated Effective as of January 1, 2015) (as previously amended, the “Plan”) is made by EQT Corporation (the “Company”) and is effective as of the dates set forth below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted and presently maintains the Plan, which was most recently amended and restated effective January 1, 2015;

WHEREAS, the Company has previously amended the Plan on two occasions;

WHEREAS, in order to accommodate the acquisition and merger of Rice Energy Inc. (including its subsidiaries, “Rice”) with and into a subsidiary of the Company, and to clarify and address the participation of former employees of Rice in the Plan following such acquisition and merger, the Company desires to amend the Plan;

WHEREAS, under Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, including by action of the Company’s President and Chief Executive Officer or its Vice President & Chief Human Resources Officer, subject to certain limitations not applicable to this Third Amendment.

NOW, THEREFORE, pursuant to Section 11.1 of the Plan, the Company hereby amends the Plan as follows:

Effective as of November 13, 2017:

1.              Section 1.17 (Compensation) is amended by adding a new sentence at the end thereof  to read in its entirety as follows:

“Notwithstanding anything herein to the contrary, amounts paid to a Former Rice Employee while such Employee is eligible to participate in the Plan, but attributable and earned for services rendered prior to the Rice Effective Date, or any amount paid for short-term disability benefits that are processed by a third-party insurer or other service provider and are not processed through the Company’s regular payroll system, shall not be considered Compensation for purposes of this Plan, unless otherwise expressly stated herein.”

2.              Section 1.22 (Employee) is amended by adding a new sentence at the end of the first paragraph to read in its entirety as follows:

“For purposes of Section 3.1, the definition of “Employee” excludes individuals employed by Rice on the Rice Closing Date who are not Former Rice Employees.”

3.              Section 1.32 (Highly Compensated Employee) is amended by adding a new sentence at the end of the first paragraph therein to read in its entirety as follows:

“Notwithstanding anything herein to the contrary, a Highly Compensated Employee shall include for the 2017 Plan Year each Participant who is a Former Rice Employee and who was classified as a ‘highly compensated employee’ (within the meaning of Code Section 414(q) and the regulations thereunder) of Rice Energy Inc. for purposes of administering the Rice Energy 401(k) Plan during the 2017 plan year.”

4.              Section 1.43 (Periods of Service) is amended by adding a new subparagraph (e) at the end thereof to read in its entirety as follows:

“(e)  In the case of a Former Rice Employee, such Employee’s Period of Service shall include service measured from his or her original date of hire with Rice through and including the Rice Closing Date, but: (i) subject to any break in service or similar rules or provisions herein for disregarding service as a result of periods of time when no, or an insufficient, level of service was performed; and, (ii) in the case any Former Rice Employee who the Plan Manager determines was, immediately prior to his or her original date of hire with Rice,  serving Rice in a capacity similar to a ‘leased employee’ pursuant to an arrangement with a third party, then such service shall also include the period from the first day of performing work for Rice under such arrangement to such original date of hire.  With the exception of service credit described in the preceding clause (ii), the determination of such Periods of Service in the preceding sentence shall be made by reference to the books, records, and accounts maintained by Rice Energy Inc. for purposes of administering the Rice Energy 401(k) Plan.  For the avoidance of doubt, Former Rice Employees who are previous Employees of the Company will have their Rice service aggregated with prior Company service, subject to any break in service or similar rules or provisions for disregarding service as a result of periods of time when no, or an insufficient, level of service was performed.”

5.              Article I (Definitions) is amended by adding the following definitions at the end thereof to be three new defined terms as follows:

“1.65  “Former Rice Employee” means  Employees (determined without regard to employment by the Company, but instead with regard to employment by Rice) who were employed by Rice on the Rice Closing Date and by the Company for three or more consecutive days (inclusive of the Rice Effective Date) immediately following the Rice Closing Date.

1.66  “Rice Closing Date” means November 13, 2017.

1.67  “Rice Effective Date”  means November 14, 2017.”

6.              Section 3.1(b) is amended by making the following changes to the first sentence thereof, to read, in pertinent part, as follows (new text underlined, deleted text stricken):

“Effective January 1, 2014, unless, on or prior to sixty (60) days after such Employee’s Employment Commencement Date, a new or rehired Employee delivers an Enrollment Form in accordance with Section 3.1(a) and Section 4.3(b) ~~or~~, or has a carry-over election pursuant to Section 4.3(h) or elects not to participate in the Plan in accordance with Section 4.3(g), such new or rehired Employee shall be automatically enrolled in the Plan as a Participant as provided in Section 4.3(g) and shall be eligible to make Contract Contributions, effective as of the next Entry Date following sixty (60) days after his Employment Commencement Date (unless there is a reasonable administrative delay in processing the Employee’s enrollment, in which case such eligibility shall be effective no later than the second Entry Date following such sixty (60) day period), provided that in either case he is an Employee on such Entry Date.”

7.              Section 4.2 is amended by adding a sentence to be the new second sentence therein, immediately after the existing first sentence and immediately before the existing second sentence, to read in its entirety as follows:

“Notwithstanding anything herein to the contrary, Former Rice Employees shall be excluded from, and shall not participate in, any process of making true-up Matching Contributions for the 2017 Plan Year.”

8.              Section 4.3 is amended by adding the following new subparagraph (h) to the end thereof to read in its entirety as follows:

“(h) Former Rice Employees.  Any Former Rice Employee who became a Participant in the Plan by virtue of the merger of Rice Energy Inc. into a subsidiary of the Company shall be enrolled in the Plan automatically and contribute to the Plan at the same contribution rate that such Employee was contributing to the Rice Energy Inc. 401(k) Plan on a pre-tax basis at the time of such merger  and all such contributions shall be contributed to the Plan as Contract Contributions or Catch-up Contributions, pursuant to the terms of Section 4.3(a) and (e) (as applicable).  If applicable, all such contributions shall be invested in the Plan’s default investment option, as established under Section 5.3, unless or until affirmative investment elections are made properly by the Participant.  Notwithstanding the foregoing, if a Participant described in the first sentence of this subsection (h) did not make, and has not ever made, an affirmative election regarding his or her contribution percentage under the Rice Energy Inc. 401(k) Plan, and was enrolled under the automatic enrollment feature of the Rice Energy Inc. 401(k) Plan, then, pursuant to the terms of Section 4.3(g), such Participant shall have the percentage stated therein of his or her bi-weekly Compensation contributed to the Plan as a Contract Contribution, and, if applicable, such contribution shall be invested in the Plan’s default investment option, as established under Section 5.3, unless or until affirmative investment elections are made properly by the Participant.”

9.              Section 4.5 is amended by adding a new sentence at the end of the first paragraph thereof to read in its entirety as follows:

“Notwithstanding anything herein to the contrary, a Participant (including one who is a Former Rice Employee) shall not be entitled to rollover (or otherwise transfer) the unpaid balance (and the accompanying promissory note) of any outstanding participant loan under a plan described in subsections (a), (b), (c) or (d) above.”

10.       Section 14.2(e) is hereby amended to add a new subclause (3) at the end thereof to read in its entirety as follows:

“(3) Notwithstanding subclause (2) above, amounts paid to a Former Rice Employee while such Employee is eligible to participate in the Plan, but attributable and earned for services rendered prior to the Rice Effective Date, shall not be considered.”

Effective January 1, 2018:

11.       Section 5.2 is hereby amended by striking the clause “; or (iv)” where it appears in the second sentence therein and inserting in its place a new clause that reads in its entirety as follows:

“; (iv) a collective investment trust wherein part or all of the assets of the Plan are hereby authorized to be commingled for investment purposes with the assets of other tax-qualified pension / retirement plans and/or governmental pension / retirement plans and whereby such trust shall constitute a part of the Plan, but only to the extent of the Plan’s interest therein; or (v)”.

General:

12.       In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.  In order to maintain the terms of the Plan in a single document, this Third Amendment may be incorporated into the most recent restatement of the Plan and the Table of Contents and any section references or cross-references may be corrected and/or updated at any time.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officer this 20th day of December, 2017.

ATTEST		EQT CORPORATION

By:	/s/ Jonathan M. Lushko	By:	/s/ Charlene Petrelli
	Jonathan M. Lushko		Charlene Petrelli
	Assistant Corporate Secretary		Vice President & Chief Human Resources Officer